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
                                                                                                                      EXHIBIT 12

                                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                                                        ($ In Thousands)

                                                     1999             1998             1997             1996              1995
                                                ------------     ------------     -----------     --------------     ------------
EARNINGS
Pre-tax income (loss)                               $40,092          $55,069         $25,153          $(191,394)         $34,913
Fixed charges                                        13,109           15,865          16,683             17,913           19,594
                                                ------------     ------------     -----------     --------------     ------------
Total (a)                                           $53,201          $70,934         $41,836          $(173,481)         $54,507
                                                ============     ============     ===========     ==============     ============

FIXED CHARGES
Interest expense and amortization of
   debt discount and premium on all
   indebtedness                                     $12,221          $15,009         $15,768           $ 17,052          $18,734
Interest portion of rental expense                      888              856             915                861              860
                                                ------------     ------------     -----------     --------------     ------------
Total fixed charges (b)                             $13,109          $15,865         $16,683           $ 17,913          $19,594
                                                ============     ============     ===========     ==============     ============

Ratio of earnings to fixed
charges (a)/(b)                                        4.1x             4.5x            2.5x                 (2)            2.8x

     (1) For purposes of determining this ratio, pre-tax income (loss) consists of income before income taxes, cumulative effect of accounting change
          (1999) and extraordinary loss (1997), plus fixed charges. Fixed charges consist of interest expense and the portion of operating leases that management believes are representive of the interest factor.

     (2) Earnings were insufficient to cover fixed charges by $191.4 million in 1996.

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